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                                                                    Exhibit 23.2

                              [KPMG LLP LETTERHEAD]

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Investors Bancorp, Inc.


We consent to the use in the Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission of our report dated January 5, 2005 with respect to the consolidated balance sheets of Investors Bancorp, Inc. and subsidiary as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended June 30, 2004, included herein and to the reference to our firm under the heading "EXPERTS" in the prospectus.




/s/  KPMG LLP
Short Hills, New Jersey
June 8, 2005